Exhibit 99.1
TranS1 Appoints Paul A. LaViolette to Board of Directors
WILMINGTON, N.C., August 11, 2008 — TranS1 Inc. (Nasdaq:TSON), a medical device company focused on designing, developing and marketing products that implement its proprietary minimally invasive surgical approach to treat degenerative disc disease affecting the lower lumbar region of the spine, today announced that it has appointed Paul A. LaViolette to serve on its Board of Directors.
“TranS1 is fortunate to add a Director of Paul LaViolette’s stature. Not only does Paul bring vast operating experience to the TranS1 Board, he has been influential in transforming the standard of care to minimally invasive procedures in several markets, including cardiology, gynecology and urology,” stated Rick Randall, CEO of TranS1 Inc.
“I think the AxiaLIF system and the transacral approach to the spine offer the potential to revolutionize the minimally invasive approach to treat patients with degenerative disc disease” said Mr. LaViolette. “I am very pleased to join the Board and help the TranS1 team grow this important fusion and motion-preserving platform.”
Mr. LaViolette most recently served as Chief Operating Officer of Boston Scientific Corporation until his retirement in June 2008. He joined Boston Scientific in January 1994, and had been COO since 2005. At various times during his 15 year career at Boston Scientific, he ran the International, Cardiology, Endosurgery and Cardiovascular businesses. Prior to joining Boston Scientific, he spent 9 years with C.R. Bard, Inc.
About TranS1 Inc.
TranS1 is a medical device company focused on designing, developing and marketing products that implement its proprietary minimally invasive surgical approach to treat degenerative disc disease affecting the lower lumbar region of the spine. TranS1 currently markets two single-level fusion products, the AxiaLIF® and the AxiaLIF 360º™, and a two-level fusion product, the AxiaLIF 2L™, in the US and Europe. TranS1 was founded in May 2000 and is headquartered in Wilmington, North Carolina. For more information, visit www.trans1.com.
CONTACT:
Investors:
TranS1 Inc.
Michael Luetkemeyer, 910-332-1700
Chief Financial Officer
or
Westwicke Partners
Mark Klausner, 410-321-9651
mark.klausner@westwickepartners.com
Source: TranS1 Inc.